CERTIFICATE OF DESIGNATION OF THE

PREFERENCES AND RIGHTS

OF

SERIES B CONTINGENT CONVERTIBLE PREFERRED STOCK

OF

GOLDEN EAGLE INTERNATIONAL, INC.

* * * *

The undersigned, Terry C. Turner and Tracy A. Madsen, certify that:

A. They are the duly acting President and Secretary, respectively, of GOLDEN EAGLE INTERNATIONAL, INC., a corporation organized and existing under the Colorado Business Corporation Act (the "Corporation").

B.  Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 7-106-102 of the Colorado Business Corporation Act, said Board of Directors, pursuant to a meeting held on December 29, 2006, approved and adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series B Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in Golden Eagle International, Inc., a Colorado corporation (the “Corporation”), having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Articles of Incorporation.

1. Number and Designation. This series shall consist of 4,500,000 shares of Preferred Stock of the Corporation and shall be designated the Series B Convertible Preferred Stock (“Series B Stock”). The number of authorized shares of Series B Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designation pursuant to the provisions of the Colorado Business Corporation Act stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except pursuant to majority vote of the Series B Holders. None of the shares of Series B Stock has been issued.

2. Dividends. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series B Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 2 . At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series B Holder such holder’s share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such holder’s Series B Stock.

3. Voting Rights.

A. The Series B Holders shall be entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock, and shall have two hundred and fifty votes (250) for each share of Series B Stock held.

B. In addition to any other rights provided by law, so long as any Series B Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Stock, will not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or By-Laws if such action would materially adversely affect the liquidation preferences of, or the rights or restrictions provided for the benefit of, any Series B Stock.

4. Preference Upon Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each Series B Holder will be entitled to be paid, before any distribution or payment is made upon any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value (as defined in Section 5C below) of all shares of Series B Stock held by such holder, plus accrued dividends, if any; thereafter, each Series B Holder will participate in any distribution or payment on a pro rata basis with all Junior Securities as if the Series B Stock had been converted into Common Stock so long as the Corporation has sufficient authorized but unissued common shares to allow the conversion of each Series B Share.

5. Conversion into Conversion Stock.

A. Conversion. The Corporation shall use its best efforts to authorize sufficient Common Stock by filing articles of amendment with the Secretary of State of Colorado, so that the Series B Holders may convert their Series B Preferred Stock into Common Shares at a ratio of one preferred share for two hundred fifty (250) shares of Common Stock (the “Conversion Ratio”). Conversion shall only occur upon such date as the Corporation authorizes sufficient additional Common Stock as evidenced by filing articles of amendment with the Secretary of State of Colorado.

B. Contingent Conversion Feature

  (i) The conversion of Series B Stock will be deemed to have been effected upon the written notice by the Series B Stock Holder. At such time as such conversion has been effected, the rights of the holder of such Series B Stock as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(ii) As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

(iii) The issuance of certificates for shares of Common Stock upon conversion of Series B Stock will be made without charge to the Series B Stock Holder

C. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately increased.

D. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Board of Directors of the Corporation will make an appropriate adjustment in the Conversion Ratio so as to protect the rights of the Series B Holders; provided that no such adjustment will increase the Conversion Ratio as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series B Stock.

E. Notices.

(i) Immediately upon any adjustment of the Conversion Ratio, the Corporation will send written notice thereof to all Series B Holders.

(ii) All notices and other communications from the Corporation to a Series B Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by such holder, or, until an address is so furnished, to and at the address of the last holder who has so furnished an address to the Corporation.

E. Converted or Redeemed Shares. Any shares of Series B Stock which are converted pursuant to this Section 5 will be canceled and will not be reissued, sold or transferred and will be returned to authorized but unissued shares of Preferred Stock.

6. Miscellaneous.

A. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series B Stock. Upon the surrender of any certificate representing Series B Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

B. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series B Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

C. Priority. The Corporation may not issue any series of Preferred Stock that may be treated in pari passu or senior to the Series B Stock.

D. Definitions. For purposes hereof:

“Common Stock” means the Common Stock of the Corporation, $.0001 par value per share, and includes all stock of any class or classes (however designated) of the Company, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

“Conversion Ratio” shall have the meaning set forth in Section 5A.

“Corporation” shall have the meaning set forth in the first paragraph of this Certificate of Designation.

“Junior Securities” means the Common Stock and any equity securities of any kind (but not including any debt securities convertible into equity securities) which the Corporation or any Subsidiary at any time issues or is authorized to issue other than the Series B Stock unless the terms of such security explicitly state that such security shall be senior to or on a par with the Series B Stock.

“Liquidation Value” of any share of Series B Stock as of any particular date will be $1.00.

“Original Issue Date” means the date the Series B Stock is first issued.

“Person” and “person” means an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

“Series B Holder” shall mean a registered holder of Series B Stock.

“Series B Stock” shall have the meaning set forth in Section 1.

“Subsidiary” means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

E. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series B Stock; provided notwithstanding Section 3.B above that no such action will change or affect (a) the Conversion Ratio of the Series B Stock, (b) the Liquidation Value of the Series B Stock, or (c) the amount of cash, securities or other property receivable or to be received by the Series B Holders.

F. Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation’s previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series B Stock then outstanding.

G. The number of authorized shares of Preferred Stock of the Corporation is 10,000,000, and the number of shares of Series B Stock, none of which has been issued, is 4,500,000.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate this 29th day of December, 2006.

GOLDEN EAGLE INTERNATIONAL, INC.

By:	/s/ Terry C. Turner
President

By:	/s/ Tracy A. Madsen
Secretary

VERIFICATION

The undersigned, Terry C. Turner and Tracy A. Madsen, the President and Secretary, respectively, of Golden Eagle International, Inc., each declares under penalty of perjury that the matters set out in the foregoing Certificate were approved by the Board of Directors of Golden Eagle International, Inc. on December 29, 2006 and are true of his own knowledge. Executed at Salt Lake City, Utah, on this 29th day of December, 2006.

/s/ Terry C. Turner
Terry C. Turner, President

/s/ Tracy A. Madsen
Tracy A. Madsen, Secretary